                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2

                               (Amendment No.1)(1)



                         FLOUR CITY INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    343858205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 20, 1999
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)



---------------------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 2 of 11 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          DYNAMIC CHOICE ENTERPRISES INC.

          NONE
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER            NIL
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER          479,668
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER       NIL
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER     479,668

-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          479,668
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.7%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 3 of 11 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          MARKHAM INDUSTRIES INC.

          NONE
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          BAHAMAS
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER            NIL
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER          479,668
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER       NIL
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER     479,668

-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          479,668
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.7%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 4 of 11 Pages
-------------------                                           ------------------

-------------------------------------------------------------------------------
  (1)     NAME OF REPORTING PERSON
          IRS IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          AYUMI NAKAMURA

          NONE
-------------------------------------------------------------------------------
  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
  (3)     SEC USE ONLY
-------------------------------------------------------------------------------
  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          JAPAN
-------------------------------------------------------------------------------
                       (5)     SOLE VOTING POWER            NIL
  NUMBER OF
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER          479,668
  OWNED BY
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER       NIL
 PERSON WITH
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER     479,668

-------------------------------------------------------------------------------
  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          479,668
-------------------------------------------------------------------------------
 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.7%
-------------------------------------------------------------------------------
 (12)     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP No. 343858205                  13G/A                    Page 5 of 11 Pages
-------------------                                           ------------------



This Amendment No. 1 to the Statement on Schedule 13G ("Amendment") amends a Statement on Schedule 13G filed on November 9, 1999 by Mak Yim Hung on behalf of herself and Dynamic Choice Enterprises Inc. ("Dynamic"). This Amendment is filed to reflect the acquisition of 100% of the voting shares of Dynamic by Markham Industries Inc. which is in turn 100% owned by Ayumi Nakamura. As a result of this acquisition, Mak Yim Hung ceases to be a reporting person.

ITEM 1(a).     NAME OF ISSUER

               Flour City International, Inc.

ITEM 1(b).     ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               915 Riverview Drive, Suite One, Johnson City, Tn 37620

ITEM 2(a).     NAME OF PERSONS FILING

               I.     Dynamic Choice Enterprises Inc.  ("Dynamic")
               II.    Markham Industries Inc.  ("Markham")
               III.   Ayumi Nakamura

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE

               I                    Wickhams Cay, Road Town
                                    Tortola, British Virgin Islands

               II and III.          Offshore Group Chambers
                                    P.O. Box CB-12751
                                    Nassau, New Providence
                                    Bahamas

ITEM 2(c).     CITIZENSHIP

               I                    British Virgin Islands
               II                   Bahamas
               III                  Japan

ITEM 2(d).     TITLE OF CLASS OF SECURITIES

               Common Stock

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 6 of 11 Pages
-------------------                                           ------------------



ITEM 2(e).     CUSIP NUMBER

               343858205

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR 2(c), CHECK WHETHER THE PERSON FILING IS A:

               N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

ITEM 4. OWNERSHIP

        Dynamic owns 479,668 shares of common stock of the Issuer acquired on December 5, 1997. On September 20, 1999, Ayumi Nakamura acquired control of Dynamic through Markham. Markham owns 100% of Dynamic and Mr. Nakamura owns 100% of Markham.

        The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table:

                                                                      POWER TO VOTE        POWER TO DISPOSE
                                      NO. OF SECURITIES     % OF    -----------------      -----------------
               PERSON(2)              BENEFICIALLY OWNED    CLASS   SOLE    SHARED(1)      SOLE    SHARED(1)
               ---------              ------------------    -----   ----    ---------      ----    ---------
Dynamic Choice Enterprises Inc.             479,668         7.7%      0      479,668        0       479,668
Markham Industries Inc.                     479,668         7.7%      0      479,668        0       479,668
Ayumi Nakamura                              479,668         7.7%      0      479,668        0       479,668
Total                                       479,668         7.7%      0      479,668        0       479,668


(1) Dynamic shares power to vote and power to dispose of the securities beneficially owned by it with Markham and Ayumi Nakamura.

(2) The Reporting Persons disclaim membership in a group.

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 7 of 11 Pages
-------------------                                           ------------------



ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               N.A.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               No other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the securities owned by the Reporting Persons.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               N.A.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               N.A.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               N.A.

ITEM 10.       CERTIFICATION

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1. Power of Attorney of Dynamic Choice Enterprises Inc. to Ayumi Nakamura dated November 1, 1999.

2. Power of Attorney of Markham Industries Inc. to Ayumi Nakamura dated November 1, 1999.

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 8 of 11 Pages
-------------------                                           ------------------



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



November 1, 1999                        Dynamic Choice Enterprises Inc.
------------------
Date                                    By:   Celestial Resources Limited
                                        Its:  Corporate Director


                                              By:  /s/ Clement Tang Cheuk Yan
                                                  ------------------------------
                                              Its: Director



                                        Markham Industries Inc.

                                        By:   Celestial Resources Limited
                                        Its:  Corporate Director


                                              By:  /s/ Clement Tang Cheuk Yan
                                                  ------------------------------
                                              Its: Director



                                        By:  /s/ Ayumi Nakamura
                                            ------------------------------------
                                                 Ayumi Nakamura

-------------------                                           ------------------
CUSIP No. 343858205                   13G/A                   Page 9 of 11 Pages
-------------------                                           ------------------



                                  EXHIBIT INDEX



   EXHIBIT NO.                              NAME OF EXHIBIT                           PAGE NO.
   -----------                              ---------------                           --------
        1           Power of Attorney of Dynamic Choice Enterprises Inc. dated           10
                    November 1, 1999.

        2           Power of Attorney of Markham Industries Inc. dated November 1,       11
                    1999.